Exhibit 99.1
NEWS RELEASE

Katherine Fogertey and Scott Mezvinsky Elected to Valvoline Inc. Board of Directors

LEXINGTON, Ky., July 23, 2026 – Valvoline Inc. (NYSE: VVV), the quick, easy, trusted leader in preventive automotive maintenance, today announced the election of Katherine Fogertey, former CFO of Shake Shack, and Scott Mezvinksy, CEO of the KFC Division of Yum! Brands, to its Board of Directors, effective July 22, 2026.

Fogertey is a finance executive with more than two decades of experience spanning public company leadership and equity capital markets. She most recently served as Chief Financial Officer of Shake Shack Inc. (NYSE: SHAK), a leading global fast-casual restaurant company with nearly 700 company-operated and licensed locations, where she guided the company through a period of significant operational, strategic, and financial transformation, driving margin expansion, disciplined unit growth, and the development of advanced data and analytics capabilities that supported long-term value creation. Previously, she spent nearly 16 years at Goldman Sachs, most recently as Vice President in Global Investment Research, where she was the lead equity analyst covering the U.S. restaurant industry.

Mezvinsky is a seasoned executive with more than 20 years of experience leading global consumer businesses with a strong track record of delivering impactful results. He currently serves as the Chief Executive Officer of the KFC division of Yum! Brands, Inc. (NYSE: YUM), leading the world’s largest chicken restaurant brand, with more than 30,000 restaurants in 150 countries and territories around the world. In that role, he is responsible for KFC’s global strategy, brand stewardship, franchise partnerships, operations and long-term growth. Mezvinsky joined Yum! Brands in 2004 and has held a variety of senior leadership positions across finance, strategy, development, operations and general management, including serving as President of Taco Bell North America and International.

“We are thrilled to welcome Katie and Scott to the Valvoline Inc. Board of Directors,” said Richard J. Freeland, Chairman of the Board. “Katie’s deep financial expertise, capital markets and investor insights, and successful track record using data analytics and driving operational excellence aligns seamlessly with our long-term strategic vision. Likewise, Scott’s extensive experience leading global consumer brands, scaling both U.S. and international franchise networks, and executing large-scale growth strategies will provide invaluable insight to our Board and guidance to our executive team. Together, their combined expertise brings fresh, vital perspectives to our Board that will be instrumental in creating long-term shareholder value.”

The Board appointed Fogertey to serve as a member of the Board’s Audit Committee and Mezvinsky to serve as a member of the Board’s Governance and Nominating Committee, effective July 22, 2026.

About Valvoline Inc.
Valvoline Inc. (NYSE: VVV) delivers quick, easy, trusted service at more than 2,400 franchised and company-operated service centers across the United States and Canada. The Company completes more than 30 million services annually system-wide, from about 15-minute stay-in-your-car oil changes to a variety of manufacturer-recommended maintenance services such as wiper replacements and tire rotations. At Valvoline Inc., it all starts with our people, including the 13,000 team members who are working to drive the full potential of our core business, deliver sustainable network growth, and innovate to meet the evolving needs of our customers and the car parc. For more information, visit vioc.com.

For Further Information

Investor Relations
Elizabeth B. Clevinger
+1 (859) 357-3155
IR@valvoline.com

Media Contact
Angela Davied
+1 (913) 302-0032
angela.davied@valvoline.com